Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80871, 33-98148 and 33-98150) of Transpro, Inc. of our report dated March 17, 2004 relating to the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the years ended December 31, 2003 and 2002 and the financial statement schedule for the years ended December 31, 2003 and 2002 , which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, CT

March 28, 2005